EXHIBIT 4.2

                        OPTION TO PURCHASE COMMON STOCK

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NEITHER THIS OPTION NOR THE UNDERLYING  COMMON SHARES HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933. THE CORPORATION WILL NOT TRANSFER THIS OPTION OR THE UNDERLYING COMMON SHARES UNLESS THERE IS AN EFFECTIVE REGISTRATION COVERING SUCH OPTION OR SUCH SHARES, AS THE CASE MAY BE, UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATES SECURITIES LAWS

                      This Option is granted April 13, 1998
          and is void after 5:00 pm, New York Time on April 12, 1999.

                                     OPTION

                            TO PURCHASE COMMON SHARES
                                       OF
                              THE TIREX CORPORATION

      THIS IS TO CERTIFY THAT, FOR VALUE RECEIVED, Alan Epstein (the "Optionee") is entitled to purchase, subject to the provisions of this Option and a certain consulting agreement, dated April 13, 1998 (the "Consulting Agreement") between the Optionee and The Tirex Corporation, a Delaware corporation (the "Corporation"), at a price of $.001 per share, up to one million five hundred thousand (1,500,000) shares of the common stock of the Corporation (the "Optioned Shares") at any time during the period commencing six months from the date hereof and terminating at 5:00 p.m., New York Time, on April 12, 1999. This Option is granted pursuant to, and subject to all of the terms and conditions of the above referenced Consulting Agreement.

1.  Exercise of Option.

      Subject to the provisions hereof and of the Consulting Agreement, Optionee may purchase the Optioned Shares, in whole or in part, during the twelve month period commencing April 13, 1998 and terminating at 5:00 p.m., New York Time, on April 12, 1999. Exercise shall be effected by presentation and surrender of this Option (or any option for which this Option has been exchanged) to the Corporation at its principal office with the purchase form annexed hereto, duly executed and accompanied by payment of the Exercise Price for the number of shares specified in such form. Upon receipt by the Corporation of this Option in proper form for exercise, the Optionee shall be deemed to be the holder of record of the Optioned Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Corporation shall then be closed or that certificates representing such Optioned Shares shall not then be actually delivered to the Optionee.

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2.  Reservation and Status of Shares.

      The Corporation hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Option such number of its common shares as shall be required for issuance and delivery upon exercise of this Option, and that such shares, when issued in accordance with the terms of this Option, shall be validly issued, fully paid, and non-assessable.

3.  Fractional Shares.

      Fractional Shares will not be issued upon the exercise of this Option.

4.  Assignment, Exchange, or Loss of Option.

      4.1 This Option is not assignable.

      4.2 This Option is exchangeable, without expense, at the option of the Optionee, upon presentation and surrender hereof to the Corporation at its principal office, or at the office of its stock transfer agent, if any, for other Options of different denominations entitling the Optionee to purchase, in the aggregate, the same number of Shares purchasable hereunder.

      4.3 Upon receipt by the Corporation of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Option, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Option, the Corporation will execute and deliver a new Option, which shall not constitute an additional contractual obligation on the part of the Corporation, should this Option so lost, stolen, destroyed, or mutilated be at any time enforceable by anyone.

5.  Rights of the Optionee.

      Except as provided in the last sentence of Section 1, the Optionee shall not, by virtue hereof, be entitled to any rights of a shareholder in the Corporation, either at law or equity. The rights of the Optionee are limited to those expressed in this Option and are not enforceable against the Corporation except to the extent set forth herein.

6.  Anti-Dilution Provisions.

      The number and kind of securities purchasable upon the exercise of this Option and the Exercise Price shall be subject to adjustment from time to time as follows:

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      6.1 In the event that the  Corporation  shall (i) pay a dividend or make a distribution on the outstanding Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares into a greater number of shares, (iii) combine the outstanding Common Shares into a lesser number of shares, or (iv) issue by reclassification of the Common Shares any Common Shares of the Corporation, the Optionee of this Option shall thereafter be entitled, upon exercise, to receive the number and kind of shares which, if this Option had been exercised immediately prior to the happening of such event, the Optionee would have owned upon such exercise and been entitled to receive upon such dividend, distribution, subdivision, combination, or reclassification. Such adjustment shall become effective on the day next following (x) the record date of such dividend or distribution or (y) the day upon which such subdivision, combination, or reclassification shall become effective.

      6.2 In the event that the Corporation shall consolidate or merge into or with another corporation, or in the event that the Corporation shall sell or convey to any other person or persons all or substantially all the property of the Corporation, the Optionee of this Option shall thereafter be entitled, upon exercise, to receive the kind and amount of shares, other securities, cash, and property receivable upon such consolidation, merger, sale, or conveyance by a holder of the number of Common Shares which might have been purchased upon exercise of this Option immediately prior to such consolidation, merger, sale, or conveyance, and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation, in any contracts of sale and conveyance, or otherwise so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the rights of the Optionee of this Option shall thereafter be made applicable.

      6.3 Whenever the number of shares purchasable upon exercise of this Option is adjusted pursuant to this Section 6, the Exercise Price per share shall be adjusted simultaneously by multiplying that Exercise Price per share in effect immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares purchasable upon exercise of this Option immediately prior to such adjustment, and of which the denominator shall be the number of shares so purchasable immediately after such adjustment, so that the aggregate exercise price of this Option remains the same.

      6.4 No adjustment in the number of Common Shares which may be purchased upon exercise of this Option shall be required unless such adjustment would require an increase or decrease of more than ten percent (10%) in the number of shares of the Common Shares which may be so purchased, provided, however, that any adjustment which by reason of this Section 6.4 is not required to be made shall be carried forward cumulatively and taken into account in any subsequent calculation. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

      6.5 In the event that at any time, as a result of an adjustment made pursuant to this Section 6, the Optionee shall become entitled to receive upon exercise of this Option cash, property, or securities other than Shares, then references to Shares in this Section 6 shall be

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deemed to apply,  so far as  appropriate  and as nearly as may be, to such cash, property, or other securities.

      6.6 Irrespective of any adjustments in the Exercise Price or in the number or kind of Shares purchasable upon exercise of this Option, the form of Options theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this Option.

9.  Registration of Optioned Shares

      At such time as the Optionee shall be entitled to exercise this Option under the terms hereof and of the Consulting Agreement, The Corporation will, upon the request of the Optionee, register up to one million of the Optioned Shares issuable upon the exercise of this Option or any one or more options for which this Option may be exchanged, pursuant to a registration statement on Form S-8, filed with the Securities and Exchange Commission.

10. Notices to Optionee.

      So long as this Option shall be outstanding, if the Corporation shall propose to take any action that would cause an adjustment or exchange to be made pursuant to Sections 6 or 7, the Corporation shall mail by certified mail to the Optionee, before, or no later than 15 days after, the day on which such adjustment would become effective, a notice setting forth in reasonable detail the action so taken.

11. Notice.

      9.1 All notices required or permitted to be given hereunder shall be delivered by hand, certified mail, or recognized overnight courier, in all cases with written proof of receipt required, addressed to the parties as set forth below and shall be deemed given upon receipt as evidenced by written and dated receipt of the receiving party. Any notice to the Optionee shall be addressed as follows:

                           Alan Epstein
                           10565 Santa Laguna Drive
                           Boca Raton, FL 33428

and if to the Corporation:

                           The Tirex Corporation
                           740 St. Maurice, Suite 201
                           Montreal, Quebec
                           Canada H4R 1W4

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or such other  addresses  as a party shall so notify the other party in writing.
Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

12.  General

      12.1 Any masculine personal pronoun shall be considered to mean the corresponding feminine or neuter personal pronoun, as the context requires.

      12.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      12.3 All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

      12.4 In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

      12.5 This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

      12.6 The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

      12.7 Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

      12.8 The provisions of this Option shall be binding upon and inure to the benefit of (A) the parties hereto, (B) the successors and assigns of the Corporation, (C) if the Optionee is a corporation, partnership, or other business entity, the successors and assignee of the Optionee, and (D) if the Optionee is a natural person, the assignees, heirs; and personal representative of the Optionee.

                                             THE TIREX CORPORATION



                                             By /s/ Terence C. Byrne
                                                    ---------------------------
                                                    Terence C. Byrne, President